Exhibit 99.1

                  [Form of Satisfaction and Release Agreement]

                                             October 17, 2007

China 9D Construction Group
f/k/a My Quote Zone, Inc.
4F Jia De Plaza, No. 118 Qing Chun Road
Hangshou City, Zhejiang Province
P.R. China 310000

Attn: Zheng Ying, Chief Executive Officer

      Re: Satisfaction of Promissory Note (PN No. ___) and Release

Dear Mr. Ying:

      Reference is made to that promissory note, dated August 10, 2007, in the outstanding principal amount of US $____________ (the "Note"), which Note evidences a portion of the consideration paid for the capital stock of China 9D Decoration Group Limited ("CDG Limited") held by the undersigned and exchanged in that merger consummated August 10, 2007 among China 9D Construction Group f/k/a My Quote Zone, Inc. (the "Company"), its wholly-owned subsidiary and each of CDG Limited and the shareholders of CDG Limited, pursuant to which the Company's subsidiary was merged into CDG Limited.

      Effective as of October 17, 2007, the undersigned, as holder of the Note, hereby acknowledges receipt of ___________ shares of the common stock, $.001 par value, of the Company (the "Shares") and confirms that delivery of the Shares satisfies in full, and constitutes payment for, the outstanding principal amount of the Note, the original Note of which is simultaneously being returned to the Company for cancellation as paid in full. For purposes hereof, the undersigned hereby reaffirms the accuracy as of the date hereof of its investor representations contained in Section 6.7 (a) through (h), inclusive, of that agreement and plan of merger, dated August 10, 2007, executed by the undersigned and others with respect to the above-referenced merger transaction.

      In addition, the undersigned and its affiliates hereby release, forever discharge the Company, its directors, officers, shareholders, agents and their respective successors and assigns (each, a "Company Party") from, and promise never to assert against any Company Party, any claim, demand, obligation, liability, action, loss, damage, cost (including, without limitation, reasonable attorneys' fees) and expense, whatsoever, in law or equity, whether known or unknown, contingent or otherwise, which against any Company Party the undersigned or its affiliates, successors and assigns, ever had, now have or hereafter may have, arising out of, or relating to, directly or indirectly, the obligations of the Company under the Note or delivery of the Shares in satisfaction thereof.

                      Note Holder:      [insert name of holder]